Exhibit 4.4

DATED the 20th day of December 2004

DISPOSABLE SOFT GOODS LIMITED

as Borrower

and

DIAMOND LEASE (HONG KONG) LIMITED

ORIX ASIA LIMITED

TOKYO LEASING (HONG KONG) LIMITED

as Lenders

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LOAN AGREEMENT

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FRED KAN & CO.

SOLICITORS

HONG KONG

Ref. No.: H27106/GEN/FL-WU/WU

THIS AGREEMENT              is made this 20th day of December 2004

BETWEEN:-

(1)	DISPOSABLE SOFT GOODS LIMITED , a company incorporated under the laws of Hong Kong whose registered office is situated at 17th Floor, Watson Centre, 16-22 Kung Yip Street, Kwai Chung, New Territories, Hong Kong (“Borrower”); and

(2)	The following parties (collectively “Lenders” and severally “Lender”) :

(a)	DIAMOND LEASE (HONG KONG) LIMITED, a company incorporated under the laws of Hong Kong whose registered office is situate at Room 402 Far East Finance Centre, 16 Harcourt Road, Hong Kong;

(b)	ORIX ASIA LIMITED, a company incorporated under the laws of Hong Kong whose registered office is situate at 30th Floor, United Centre, 95 Queensway, Hong Kong; and

(c)	TOKYO LEASING (HONG KONG) LIMITED, a company incorporated under the laws of Hong Kong whose registered office is situate at Room 1901, MassMutual Tower, 38 Gloucester Road, Wanchai, Hong Kong.

WHEREAS :-

The Lenders have agreed to grant to the Borrower a loan facility in the total principal amount of Japanese Yen 1,200,000,000.00 subject to the terms and conditions hereinafter contained.

NOW IT IS AGREED as follows :-

1.	DEFINITIONS

1.01	In this Agreement, the following expressions, except where the context otherwise requires shall have the following meaning :-

“Affiliate” means in relation to a company, any other company which is its Subsidiary or holding company or a fellow Subsidiary of any such holding company and “Affiliates” shall be construed accordingly;

“Assignment of Procurement and Supply Contract” means the assignment of the rights and benefits of the Procurement and Supply Contract by the Borrower in favour of the Lenders substantially in the form appearing in Schedule 1;

“Availability Period” means the period commencing from the date of this Agreement to and inclusive of 20th January 2005;

“Borrowed Moneys” in relation to a person means :-

(a)	any indebtedness for moneys borrowed by that person;

(b)	any liability under any acceptance or credit opened on behalf of that person;

(c)	any liability under any bill of exchange or promissory note on which that person is liable as drawer, acceptor, endorser or otherwise;

(d)	any liability under any debenture, bond, note or loan stock whatsoever issued by that person;

(e)	indebtedness in respect of any premium payable to any Government or regulatory body by that person in respect of any property;

(f)	any liability in respect of any arrangement or commitment (whether in the form of a guarantee, indemnity, security or otherwise) entered into by that person which is designed to assure against loss by any creditor of any third party to whom any indebtedness or other liability of that third party of any of the kinds referred to in paragraphs (a) to (e) above is owed;

“Business Day” means a day on which licensed banks in Hong Kong and Japan are open for business in Hong Kong and Japan, but always excluding Saturdays and “Business Days” shall be construed accordingly;

“BVI” means British Virgin Islands;

“Certified Copy” means a copy certified by a director or the secretary of any of the Covenantors, as being a true and complete copy of an original then currently in full force and effect and “Certified Copies” shall be construed accordingly;

“Covenantors” means the Borrower, the Guarantors and any other party providing security under the Security Documents and “Covenantor” means any of them;

“Diamond Lease” means Diamond Lease (Hong Kong) Limited, being one of the Lenders;

“Diamond Lease Loan Agreement” means the loan agreement dated 9th October 2003 entered into between the Borrower and Diamond Lease regarding a term loan facility of JPY900,000,000;

“Dispose” means to make any sale, assignment, exchange, transfer, concession, loan, lease, surrender of lease, tenancy, licence, direct or indirect reservation, waiver, compromise, release, dealing with or in or granting of any option, right of first refusal or other right or interest whatsoever or any agreement for any of the same;

“Drawing” means the drawing of the full principal amount of Japanese Yen 1,200,000,000.00 under the Facility;

“Drawdown Date” means the date on which the Facility is deemed to have been drawn pursuant to Clause 5.01;

“DSG International” means DSG International Limited, an international business company incorporated under the laws of British Virgin Islands;

“DSG International Guarantee” means the corporate guarantee to be provided by DSG International to secure 75% of the Secured Indebtedness and substantially in the form set out in Schedule 2;

“Encumbrance” refers to any mortgage, charge, pledge, lien (other than a lien arising by statute or operation of law), assignment, or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights or interest of whatsoever nature and includes any agreement for any of the same.

“Event of Default” means any one of the events of default mentioned in Clause 13.01;

“Facility” means the facility to the aggregate extent of Japanese Yen One Billion and Two Hundred Million (JPY 1,200,000,000.00) to be afforded to the Borrower under the terms hereof;

“Guarantors” means DSG International and Mitsubishi and “Guarantor” means any of them;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Interest Determination Date” means the date on which the Facility shall be deemed to have been drawn by the Borrower pursuant to Clause 5.01;

“Installment Payment Date” means a date on which any quarterly installment payable under Clause 7.01 shall be paid in accordance with the provisions thereof;

“JPY” or “Japanese Yen” means the lawful currency of Japan;

“5-year JPY Swap Rate” arithmetic means of the 5-year JPY Swap rates which appear at or about 11:00 a.m. Hong Kong time, on the relevant Interest Determination Date on page 61793 of the Moneyline Telerate Service quoted by Diamond Lease;

“Letter of Acknowledgement” means a letter of acknowledgement (in Chinese) in such form and substance as shall be prescribed by the Lenders to be executed by Shanghai DSG MegaThin, acknowledging the assignment under the Assignment of Procurement of Supply Contract and the rights of the Lenders thereunder;

“Loan” means the aggregate principal amount to be advanced pursuant to the Facility and for the time being outstanding;

“Mitsubishi” means Mitsubishi Corporation, a company organized and existing under the laws of Japan;

“Mitsubishi Guarantee” means the corporate guarantee to be provided by Mitsubishi in favour of the Lenders to secure 25% of the Secured Indebtedness in such form and substance as shall be agreed between the Lenders and Mitsubishi;

“Notice of Drawing” means the notice of drawing to be given by the Borrower to the Lenders in substantially the same form as appearing in Schedule 3;

“Potential Default” means any event or circumstances which would (with the expiry of a grace period, the giving of notice, the making of any determination under Clause 13.01 or any combination of any of the foregoing) be an Event of Default;

“Procurement and Supply Contract” means a procurement and supply contract dated 18 August 2003 for MegaThin Project at Shanghai PRC made between Shanghai DSG MegaThin and the Borrower (as amended by an Amendment Agreement to Procurement and Supply Contract dated 20th December 2004 made between Shanghai DSG MegaThin and the Borrower);

“PRC” means the People’s Republic of China;

“Secured Indebtedness” means the Loan together with all interest accrued thereon and all other sums and costs whatsoever which may from time to time be or become due and payable by the Covenantors pursuant to the Security Documents;

“Security Documents” means this Agreement, the Assignment of Procurement and Supply Contract, the DSG International Guarantee and the Mitsubishi Guarantee and any further documents which may have been or may hereafter be entered into as security for the Secured Indebtedness and “Security Document” means any of above documents;

“Shanghai DSG MegaThin” means Shanghai DSG MegaThin Company Limited, a company organized and existing under the laws of PRC;

“Subsidiary” means and has the same meanings as defined in the Companies Ordinance (Cap.32 of the Laws of Hong Kong);

“Taxes” means all present and future taxes levies imposts duties fees charges or withholdings of whatever nature and wherever levied charged or assessed, together with any interest thereon and any penalties in respect thereof.

“Toyo Engineering” means Toyo Engineering Corporation, a company organized and existing under the laws of Japan;

“Toyo Engineering Procurement Contract” means a procurement and supply contract dated 18 August 2003 for MegaThin Project at Shanghai PRC made between Toyo Engineering and the Borrower.

1.02	The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. The words “written” and “in writing” include printing, engraving, lithography or other means of visible reproduction.

1.03	Reference in this Agreement to :-

(1)	an “agreement” also includes a concession, contract, deed, franchise, licence, treaty or undertaking and any waiver or release (in each case, whether oral, written, implied or by operation of law);

(2)	the “assets” of any person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets, rights and revenues (including any right to receive revenues);

(3)	a “consent” also includes an approval, authorisation, exemption, filing, licence, order, permission, recording or registration, and references to “obtaining consents” shall be construed accordingly;

(4)	a “directive” includes any present or future directive, regulation, request, requirement, or credit restraint programme (in each case, whether or not having the force of law);

(5)	“law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatever (and “lawful” and “unlawful” shall be construed accordingly);

(6)	“month” means a period calculated from any specified day to and including the day numerically corresponding to such specified day (or, if there shall be no day numerically corresponding to such specified day, the last day) in the relevant subsequent calendar month;

(7)	a “person” includes any individual, company, corporation, firm, partnership, joint venture, association, organisation or trust (in each case, whether or not having separate legal personality) and references to any of the same shall include a reference to the others;

(8)	provisions of statutes, any law, directive or agreement shall be to the same as from time to time re-enacted, amended or modified (as the case may be) and without prejudice to any provision in this Agreement concerning the same;

(9)	Clauses and Schedules are references to clauses of and schedules to this Agreement;

(10)	a sub-clause and a paragraph is, unless otherwise stated, a reference to the relevant sub-clause and paragraph of the Clause and sub-clause in which the reference appears;

(11)	any party to the Security Documents or to any other agreement shall be to it and its permitted successors, assigns and personal representatives; and

(12)	any collective definition shall be to the persons or things comprising it as a whole or to any one or more of them.

2.	THE FACILITY

2.01	Subject to the terms of this Agreement, the Lenders hereby agree to make available to the Borrower the Facility in the aggregate principal amount of Japanese Yen One Billion and Two Hundred Million (JPY 1,200,000,000.00).

2.02	Each Lender shall, subject to the provisions of this Agreement participate in the Facility to the extent of the maximum amount as set opposite its name in Schedule 4.

2.03	The rights and obligations of each Lender under this Agreement are several. Failure of a Lender to perform its obligations under this Agreement shall neither:

(a)	result in any other Lenders incurring any liability whatsoever; nor

(b)	relieve the Borrower or any other Lenders from their respective obligations under this Agreement;

and each Lender shall be entitled to enforce its rights under the Security Documents separately and independently.

2.04	The Lenders shall advance its committed participation in the Facility to the Borrower in the manner set out in Clause 2.05.

2.05	Each Lender (excluding Diamond Lease) shall after the receipt by it of the Notice of Drawing pursuant to Clause 4.01(i) and in any event not later than 11 a.m. (Hong Kong time) on the day on which the Facility shall be drawn as specified in the Notice of Drawing remit to Diamond Lease in immediately available fund its committed participation in the Facility in the following manner or in such other manner as shall be direct by Diamond Lease:

(*) Diamond Lease’s JPY account:

Bank	:	The Bank of Tokyo-Mitsubishi Limited, Tokyo Head Office
Swift Code	:	BOTKJPJT
For A/C of	:	The Bank of Tokyo-Mitsubishi Limited, Hong Kong
A/C No.	:	315-0168009
In favour of	:	Diamond Lease (Hong Kong) Limited
A/C No.	:	80837000249

and Diamond Lease shall apply the same together with its committed participation in the Facility as follows :

(a)	as to the sum of JPY900,000,000 by paying the same to Diamond Lease in full discharge of the outstanding principal and interests (if any) due from the Borrower to Diamond Lease under the Diamond Lease Loan Agreement; and

(b)	as to the remaining sum of JPY300,000,000 by paying the same to Toyo Engineering in discharge of the total amount due from the Borrower to Toyo Engineering under the Toyo Engineering Procurement Contract:

The Borrower hereby irrevocably authorizes the relevant Lender to make remittance to Diamond Lease in the manner prescribed under this Clause 2.05 for the purpose of the Drawing and the obligations of the relevant Lender in making its participation in the Facility shall be deemed to have been performed after such remittance.

3.	PURPOSE OF THE FACILITY

3.01	The Facility shall be used by the Borrower:

(a)	as to JPY 900,000,000 to discharge the outstanding principal and interests (if any) under the Diamond Lease Loan Agreement; and

(b)	as to the remaining JPY 300,000,000 to make payment to Toyo Engineering under the Toyo Engineering Procurement Contract

4.	AVAILABILITY

4.01	The Facility will become available to the Borrower (on and subject to the terms and conditions of this Agreement) when the Lenders shall have received and found satisfactory in form and substance :-

(a)	Certified Copies of the Business Registration Certificate, Certificate of Incorporation and Memorandum and Articles of Association of each Covenantor (excluding Mitsubishi); and

(b)	a Certified Copy of a resolution of the board of directors of the Borrower approving and authorising:-

(1)	the acceptance of the Facility and the borrowing of the full amount available thereunder;

(2)	a director or directors to sign on behalf of the Borrower this Agreement and the Assignment of Procurement and Supply Contract;

(3)	a director to give all notice, instruction, and communications required or permitted to be given by or on behalf of the Borrower under or for the purposes of this Agreement or any of the Security Documents to which the Borrower is a party;

(4)	a director of the Borrower to provide to the Lenders a director’s certificate certifying the composition of the board and shareholders of the Borrower in such form and substance as the Lenders shall require;

(c)	a Certified Copy of a resolution of the board of directors of DSG International approving and authorizing:

(1)	the DSG International Guarantee;

(2)	a director to execute the DSG International Guarantee and to affix the common seal of DSG International thereon;

(3)	a director to give all notice, instruction, and communications required or permitted to be given by or on behalf of DSG International under or for the purposes of the DSG International Guarantee;

(4)	a director of DSG International to provide to the Lenders a director’s certificate certifying the composition of the board of the shareholders of DSG International in such form and substance as the Lenders shall require;

(d)	the Assignment of Procurement and Supply Contract duly executed by the Borrower;

(e)	Letter of Acknowledgement duly executed by Shanghai DSG MegaThin;

(f)	DSG International Guarantee duly executed by DSG International;

(g)	Mitsubishi Guarantee duly executed by Mitsubishi;

(h)	director’s certificates referred in paragraphs (b)(4) and (c)(4) above respectively;

(i)	not less than three (3) Business Days before the proposed Drawing the Notice of Drawing duly signed by the Borrower;

(j)	Certified copy the Procurement and Supply Contract (both the Chinese and English versions);

(k)	Certified copy of the Certificate of good standing of DSG International;

(l)	any other documentation and/or legal opinions as shall in the absolute discretion of the Lenders deem necessary to secure the Secured Indebtedness and to perfect the security herein provided;

(m)	the sum of JPY 12,000,000.00 being the management fee payable to Diamond Lease as arranger of the Facility pursuant to Clause 15.01.

4.02	Any part of the Facility not drawn on the last Business Day of the Availability Period shall be cancelled and shall not thereafter be made available to the Borrower.

5.	DRAWING

5.01	Subject to :-

(a)	the conditions set out in Clause 4.01 having been satisfied;

(b)	no Event of Default having occurred and no event having occurred which, with the giving of notice and/or the lapse of time and/or upon the fulfillment of any other condition, would constitute an Event of Default; and

(c)	all the representations and warranties contained in Clause 10 being true, correct and fully observed as though the same had been made as of the Drawdown Date;

the Borrower may on any Business Day during the Availability Period make Drawing of the whole amount available under the Facility and the Lenders shall advance the loan in the principal amount of JPY 1,200,000,000.00 in one lump sum to the Borrower in the manner set out in Clause 2.05.

The Facility shall be deemed to have been fully drawn by the Borrower and advanced by the Lenders to the Borrower upon application of the same by Diamond Lease in the manner set out in Clause 2.05(a) and (b).

6.	INTEREST

6.01	The Borrower shall pay interest on the Loan at the rate equal to 5-year JPY Swap Rate plus a margin of 4.5% per annum.

6.02	Interest shall be calculated on the basis of actual days elapsed over a year of 365 days and shall be paid in Japanese Yen in the manner set out in Clause 7.01.

7.	REPAYMENT

7.01	Unless previously repaid pursuant to Clause 8.01, Clause 13 or Clause 14, the Loan and the interests payable pursuant to Clause 6 shall, subject as otherwise provided in this Agreement, be repaid on amortization basis by 20 equal quarterly installments payable as follows :-

(a)	the first installment shall be on the first Business Day (“First Installment Payment Date”) immediately following the expiration of 3 months from the Drawdown Date;

(b)	each subsequent installment shall be paid on the day numerically corresponding to the First Installment Payment Date in the last month of each successive quarter and if :-

(i)	there shall be no such day numerically corresponding to the First Installment Payment Date, the relevant installment payment date shall be the last day of the relevant month; and/or

(ii)	if a installment payment date falls on a day which is not a Business Day, the relevant installment shall be paid on the immediate preceding Business Day.

7.02	Each Lender shall provide the Borrower with its own calculation of the amount of each quarterly installment payable pursuant to Clause 7.01 in connection with its actual participation in the Facility and the Borrower shall on the due day of each quarterly installment and in the manner prescribed under Clause 9.01 pay to each Lender the amount of the quarterly installment as shall be provided by such Lender pursuant to this Clause.

8.	PREPAYMENT

8.01	Notwithstanding Clause 7.01, the Borrower shall have the right, subject to payment of a prepayment fee as provided in Clause 8.02, to repay the Loan together with all accrued interests in full at any time after the expiry of twelve (12) months after the Drawdown Date by giving the Lenders not less than fifteen (15) days’ prior written notice, in which case the Borrower shall pay the accrued interests up to and including the date of repayment. The notice once given shall be irrevocable and the Borrower shall be obliged to repay the Loan and the accrued interests on the day specified for repayment in the notice given by the Borrower pursuant hereto.

8.02	The Borrower shall on prepayment pursuant to Clause 8.01 pay to the Lenders a prepayment fee of one quarter per cent. (0.25%) of the amount prepaid.

9.	PAYMENT

9.01	All payments by the Borrower hereunder shall be made in immediately available funds in Japanese Yen to such bank account(s) in such location as specified by the relevant Lender from time to time and delivered to each Lender not later than 11:00 a.m. (Hong Kong time) on the day on which the relevant payment is due under the terms of this Agreement. All payments shall be free and clear of and without deduction for any present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature now or hereafter imposed by or within Hong Kong. Should any such payment be made subject to any such taxes or other levies as aforesaid, all such taxes and other levies as aforesaid shall be borne by the Borrower and the Borrower shall pay to the relevant Lender such additional amount as such Lender may require to enable such Lender to receive a net amount equal to the full amount payable hereunder.

9.02	When any payments under this Agreement would otherwise be due on a date which is not a Business Day, the due date for payment shall be the preceding Business Day.

9.03	If the Borrower fails to pay any sum under this Agreement when due, it shall pay interest on the amount from time to time outstanding in respect of that overdue sum for the period beginning on its due date and ending on the date of its receipt by relevant Lender (both before and after judgment) in accordance with Clause 9.04.

9.04	Interest payable under Clause 9.03 shall be the rate per annum (calculated over a year of 365 days) equal to the sum of 5% and the rate specified in Clause 6.

9.06	Any interest payable under Clauses 9.03 and 9.04 which is not paid when due in accordance therewith shall be added to the overdue sum and itself bear interest accordingly and compounded daily.

10.	REPRESENTATIONS AND WARRANTIES

10.01	The Borrower hereby represents and warrants to the Lenders jointly and each of them severally as follows :-

(a)	each Covenantor is duly incorporated, in good standing and validly existing under the laws of the place of its corporation and has full power and authority to own its assets and to carry on its business;

(b)	each Covenantor has full legal right, power and authority to execute and deliver the Security Documents to which it is a party and to undertake and perform the obligations and/or create the security on its part herein and/or therein provided for and to borrow the full amount available hereunder and has taken all necessary corporate and other action to authorise such execution and delivery and the performance of such obligations and/or the creation of such security and all borrowing hereunder;

(c)	the Security Documents will, when executed and delivered, constitute valid and legally binding obligations of each of the Covenantors respectively enforceable in accordance with their respective terms (subject to the application of bankruptcy or other laws affecting creditors’ rights generally) and, upon such execution and delivery as aforesaid, the Security Documents will create valid and effective security and obligations in accordance with their respective terms;

(d)	the execution, delivery and performance of the Security Documents do not and will not exceed any power granted to any of the Covenantors by or violate any provision of (1) any law or regulation or any order or decree or directive of any governmental authority, agency or court to which any of the Covenantors is subject or (2) the Memorandum and Articles of Association or bye-laws of any of the Covenantors or (3) any mortgage, charge, deed, contract or other undertaking or instrument to which any of the Covenantors is a party or which is binding upon it or any of its assets, and will not result in the creation or imposition of, or any obligation to create or impose, any mortgage (other than as disclosed to the Lender in writing prior to the date of this Agreement), charge, pledge, lien or encumbrance of any nature whatsoever on any of its assets or revenues;

(e)	no consents, licences, approvals, authorisations or exemptions of any governmental or other regulatory authority, bureau or agency are required on the part of any of the Covenantors for or in connection with the validity, performance or enforceability of the Security Documents;

(f)	no Event of Default has occurred and no event has occurred which, with the giving of notice and/or the lapse of time and/or upon the fulfillment of any other condition, would constitute an Event of Default;

(g)	none of the Covenantors is in breach of or in default under any law, directive or order applicable to it or under any agreement or other instrument (whether in relation to the Facility or the Loan or otherwise) to which it is a party or by which it or any of its properties or other assets may be bound or affected, breach of or default under which might materially and adversely affect the ability of any of them to perform their respective obligations under the Security Documents to which they are respectively parties;

(h)	there are no proceedings pending before any court, tribunal, arbitrator, government agency or administrative body against or threatened against any of the Covenantors or any of its assets which if adversely determined could or might result in any material adverse change in the business or condition (financial or otherwise) of any of the Covenantors or the ability of any of the Covenantors to pay, if due, any sums and/or to perform any obligations required by the terms and conditions of the Security Documents;

(i)	there will be no material change in the position of the Borrower as revealed or to be revealed in the financial information of the Borrower following provision of the same and all information provided or to be provided by any Covenantor to any of the Lenders is, or as the case may be, will be true and correct;

(j)	the representations and warranties contained in the preceding sub-clauses will be true, correct and fully observed as though made on and as of the Drawdown Date and each Installment Payment Date with reference to facts and circumstances subsisting on each such date.

11.	AFFIRMATIVE UNDERTAKINGS

11.01	The Borrower hereby covenants and undertakes with the Lenders jointly and each of them severally that while the Facility is available for drawing and for so long thereafter as the Loan or any other sum owing hereunder remains outstanding ::-

(a)	it will forthwith notify the Lenders in writing of any litigation, arbitration or administrative proceedings which are brought against any Covenantor, or which, to the Borrower’s knowledge, is threatened;

(b)	it will notify the Lenders in writing as soon as it becomes aware of the same of any occurrence which might adversely affect its ability or the ability of any of the parties to the Security Documents to perform its or their obligations under the Security Documents and, without prejudice to the generality of the foregoing, promptly notify the Lender of any Event of Default or any Potential Default;

(c)	it will pay all stamp duties (if any) assessed to be payable on any of the Security Documents within the time prescribed for payment therefor;

(d)	it will comply, in all material aspects with the requirements of all applicable laws, directives, rules, regulations, orders and decrees of any administrative, governmental or judicial authority or organization or body;

(e)	it will ensure that its obligations under this Agreement shall rank at least pari passu with the unsecured indebtedness and obligations of the Borrower;

(f)	it will provide the Lenders promptly with all financial information relating to the Borrower as the Lenders may from time to time reasonably require and in particular the Borrower will (a) within ninety (90) days after the end of the first six (6) months of each accounting period, provide each Lender with copies of its unaudited financial statements for such six (6) months period and (b) within one hundred and twenty (120) days from the close of its financial year, provide each Lender with copies of its audited annual financial statement for such year;

(g)	it will keep proper records and books of account in respect of its business and permit each Lender and/or any professional consultants appointed by such Lender at all reasonable times to inspect and examine the records and books of account of the Borrower on condition that, until such information shall have been disclosed to the public, such Lender shall only disclose the same to its professional advisers;

(h)	the financial statements to be provided by the Borrower pursuant to sub-clause (f) shall be prepared in accordance with accounting principles and practices generally accepted in Hong Kong and except as otherwise indicated therein, based on accounting polices consistently applied;

(i)	it will remain to be the wholly owned subsidiary of DSG International;

(j)	procure that DSG International and Mitsubishi shall respectively maintain 75% and 20% direct or indirect shareholding, ownership or control in Shanghai DSG MegaThin;

(k)	procure that there shall be no change in the senior management of DSG International, which will have a material adverse effect on the Borrower

(l)	it will maintain its corporate existence and conduct its business in a proper and efficient manner and in compliance with all laws, regulations, authorizations, agreement and obligations applicable to it and pay all Taxes imposed on it when due;

12.	NEGATIVE UNDERTAKINGS

12.01	The Borrower undertakes and agrees with the Lenders jointly and each of them severally throughout the continuance of this Agreement and so long as any sum remains owing hereunder that the Borrower will not, unless the Lenders otherwise agree in writing :-

(a)	merge or consolidate with any other entity or take any step with a view to dissolution, liquidation or winding-up;

(b)	declare or pay any dividend or make any other income distribution to its shareholders if an Event of Default or Potential Default has occurred and has not been waived or remedied to the satisfaction of the Lenders;

(c)	establish or acquire any subsidiary or invest in any other entity or provide financing to any person except by way of trade credit in the ordinary course of its business;

(d)	sell, transfer or otherwise assign, deal with or dispose of all or any part of its business or its assets or revenues except for good consideration in the ordinary course of its business, whether by a single transaction or by a number of transactions whether related or not;

(e)	make or grant any loan or advance or guarantee or in any other manner be or become directly or indirectly or contingently liable for any indebtedness or other obligation of any other person, except as may be necessary in the ordinary course of its business;

(f)	create or attempt or agree to create or permit to arise or exist any Encumbrance over all or any part of the equipment and materials for the plant (being the subject matters covered by the Procurement and Supply Contract) except (i) any Encumbrance created under the Security Documents or (ii) any possessory lien arising by operation of law in the ordinary course of its business and not in connection with the borrowing or raising of money or credit;

(g)	sell, transfer, assign or dispose of the equipment and materials for the plant (being the subject matters covered by the Procurement and Supply Contract) to any other party except for Shanghai DSG MegaThin; and

(h)	enter into any agreement or obligation which might materially and adversely affect its financial or other condition.

13.	EVENTS OF DEFAULT

13.01	Each of the following events shall be an Event of Default :-

(a)	if any of the Covenantors shall fail to pay any principal, interest, or any other sum payable under any of the Security Documents on the date on which the same is due and payable under any of the Security Documents, or in the case of any sum expressed to be payable on demand, forthwith upon any such demand for the payment thereof being made; or

(b)	if any of the Covenantors shall fail to perform or observe any of their obligations, undertakings and agreements under any of the Security Documents; or

(c)	if any representation, warranty or undertaking made or deemed to be made by any of the Covenantors under any of the Security Documents, or in any notice, certificate, instrument, document or statement contemplated hereby or thereby or made or delivered pursuant hereto or thereto is or proves to have been untrue or inaccurate in any respect; or

(d)	if in respect of any of the Covenantors (1) any loan, guarantee, indemnity or other indebtedness or obligation for Borrowed Money shall become due prematurely by reason of a default in its obligations in respect of the same and the Lenders shall determine that in its opinion the occurrence of such event is material or (2) it shall fail to make any payment in respect of such loan guarantee, indemnity or other indebtedness or obligation for Borrowed Money on the due date for such payment, or (3) the security for any such loan, guarantee, indemnity or other indebtedness or obligation for Borrowed Money shall become enforceable; or

(e)	if in respect of any of the Covenantors :-

(1)	any order shall be made by a competent court or other appropriate authority or any resolution shall be passed for bankruptcy, liquidation, winding up or dissolution or for the appointment of a liquidator, receiver, trustee or similar official of it or of all or a substantial part of its or assets otherwise than (aa) for the purposes of amalgamation, merger or reconstruction, the terms of which have previously been approved by the Lenders or (bb) in the case only of any Subsidiary of any of the Covenantors, by way of a members’ voluntary winding up where the surplus attributable to the shareholders are distributed to such shareholders; or

(2)	a distress or execution shall be levied or enforced upon or sued out against any of its chattels, properties, or assets and shall not be discharged or stayed or in good faith contested by action within thirty (30) days thereafter; or

(3)

it shall stop payment to creditors generally or shall be unable to pay its respective debts within the meaning of any applicable legislation relating to insolvency, bankruptcy, liquidation or winding up, or (except in the case of an individual) shall cease or threaten to cease substantially to carry on business (except for the purposes of amalgamation, merger or reconstruction the terms of which have been approved by the Lenders); or

(f)	if it shall become impossible or unlawful in Hong Kong, for any of the Covenantors, or any of the parties (except the Lenders) to any of the Security Documents, to fulfill any of its undertakings or obligations contained in any of the Security Documents or in any other guarantee, security, instrument, agreement or document held by the Lenders as security for the Covenantors’ obligations hereunder or for the Lenders to exercise the rights or any of them vested in it under any of the aforesaid documents or otherwise; or

(g)	if there shall occur a material adverse change in the business, assets, general condition or prospects of any of the Covenantors of the Security Documents which could materially affect the ability of any of the Covenantors to perform its or their obligations under any of the Security Documents; or

(h)	if any event shall occur, which under the terms of the Security Documents, the Lenders shall be entitled to treat as if an Event of Default shall have occurred; or

(i)	if any of the Security Documents or any provision thereof is not (or is claimed not to be) in full force and effect or if any Security Document or is terminated or jeopardized or becomes invalid or unenforceable or if there is any dispute regarding the same or if there is any purported termination of the same; or

(j)	if any situation occurs which in the opinion of the Lender gives reasonable grounds to believe that a material adverse change in the business or financial condition or prospects of any Covenantor, any party to the Security Documents or holding company of such company has occurred or that the ability of such Covenantor or any such other party to perform its respective obligations hereunder or thereunder has been or will be materially and adversely affected; or

(k)	any material consent, authorization, licence or approval (whether from the Government or any other authority or agency whether governmental or otherwise) required for or in connection with the Security Documents, is not given or not obtained within any applicable time limits or is revoked, withdrawn, terminated or changed or otherwise ceases to be in full force and effect.

13.02	The Borrower shall notify the Lenders forthwith in writing of any occurrence of an Event of Default or any event which, with the giving of notice and/or the lapse of time and/or upon the Lenders making any necessary certification and/or determination under Clause 13.01, might constitute an Event of Default.

13.03	The Lenders may at any time after the happening of an Event of Default (whether or not any notice pursuant to Clause 13.02 shall have been given by any of the Covenantors), unless and until that Event of Default shall have been fully remedied to the satisfaction of the Lenders, by notice in writing to the Borrower declare that the Loan and all interest and other sums payable hereunder have become immediately due and payable, whereupon the same shall become immediately due and payable and the Facility shall automatically be cancelled.

14.	CHANGES IN APPLICABLE LAW AND FORCE MAJEURE

14.01	If any Lender shall have determined that :-

(a)	the introduction of, or a change in, any applicable law or directive or regulation or in the interpretation thereof by any governmental or other regulatory authority charged with the administration thereof or court of competent jurisdiction makes it unlawful for such Lender to advance or maintain the part of the Loan committed by it or any part thereof; or

(b)	there shall have occurred a force majeure (including but without limitation, the occurrence of any event or series of events of a political, economic or military nature or any crisis of national or local effect) resulting or likely to result in the opinion of such Lender in a material adverse change in national or local political, economic or financial conditions or any change in market conditions which in the opinion of such Lender is likely materially and adversely to affect the commercial efficacy or otherwise make it inadvisable or inexpedient to maintain the part of the Loan committed by it or any part thereof;

such Lender shall forthwith give notice of such occurrence to the Borrower and such Lender’s obligations to make further advance under Drawing shall be cancelled and the Borrower shall forthwith prepay, irrespective of Clause 8 to such Lender the principal amount of the part of the Loan committed by such Lender together with accrued interest thereon and any other amounts due to such Lender under any of the Security Documents.

15.	EXPENSES AND FEES

15.01	The Borrower shall on or before the proposed date for the Drawing as specified in the Notice of Drawing pay to Diamond Lease a non-refundable management fee in the sum of JPY 12,000,000.

15.02

The Borrower hereby undertakes to pay to each Lender on demand reasonable expenses (including, but not limited to, reasonable legal costs and disbursements) incurred by such Lender in connection with obtaining legal advice in connection with the legal feasibility of the Facility and all possible security therefor, the negotiation, preparation and execution of the Security Documents and all other documents referred to therein or otherwise in connection with the Facility whether or not the Facility is drawn down and shall reimburse to each Lender on demand the expenses (including, without limitation, reasonable legal costs and disbursements) incurred by such Lender in protecting any of its rights or in suing for or recovering any sum due to such Lender thereunder or enforcing or realising any security under or referred to in the Security Documents.

15.03	Without prejudice to other provisions herein, the Borrower hereby undertakes to pay all stamp, documentary, registration and other like duties, taxes and fees, if any, to which any of the Security Documents or any other document referred to therein or any enforcement by the Lenders of their rights or security thereunder may be subject or given rise and shall indemnify the Lenders against any and all liabilities with respect to or resulting from any delay or omission on the part of the Borrower to pay any such duties, taxes or fees.

16.	EVIDENCE

16.01	The entries made in accounts maintained by the Lenders in accordance with its usual practice shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the obligations of each of the Covenantors therein recorded.

16.02	A notice by the Lenders as to any sum payable to them under the Security Documents and any other certificate, determination, notification or opinion of the Lenders provided for in the Security Documents, shall be conclusive, save for manifest error.

17.	WAIVER ETC.

17.01	Time shall in every respect be of the essence of this Agreement. The rights of any Lender under the Security Documents (whether arising under the Security Documents or under general law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing. No failure or delay on the part of any Lender in exercising any right, power or privilege under the Security Documents and no course of dealing between the Covenantors or any of them and any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under the Security Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in the Security Documents expressly provided are cumulative and not exclusive of any rights or remedies provided by law.

17.02	The terms and conditions of this Agreement and other Security Documents shall not be varied or amended unless with the written consent of all the Lenders.

17.02	This Agreement supersedes any previous agreement between the parties in relation to the Facility and each of the parties hereto acknowledges that it shall have no claim against any other party in respect of any agreement so superseded.

18.	ILLEGALITY

18.01	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity and enforceability of the remaining provisions thereof nor the legality, validity or enforceability of such provision under the laws of any jurisdiction shall in any way be affected or impaired thereby.

19.	COUNTERPARTS

19.01	This Agreement may be executed in any number of counterparts all of which taken together and when delivered to the Lenders shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

20.	GOVERNING LAW

20.01	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto hereby submit to the non- exclusive jurisdiction of the Courts of Hong Kong. The submission of the Borrower to the jurisdiction of the Hong Kong Courts shall not restrict the right of the Lender to take proceedings against the Borrower in any other courts having, claiming or accepting jurisdiction over the Borrower or any of its assets, nor shall the taking of proceedings in any one or more jurisdiction preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

21.	NOTICE

21.01	Any notice or other communication to be given to the Borrower pursuant to this Agreement shall be in writing sent to :-

Address :	17th Floor, Watson Centre, 16-22 Kung Yip Street, Kwai Chung, New Territories, Hong Kong.

Fax No. :	(852) 2480 4491

Attn :	Mr. Terence Leung

or such other address or facsimile number in Hong Kong as may be notified by the Borrower to other parties in the manner provided in this Clause 21.

21.02	Any notice or other communication to be given to Diamond Lease pursuant to this Agreement shall be in writing sent to :-

Address :	Room 402 Far East Finance Centre, 16 Harcourt Road, Hong Kong.

Fax No. :	(852) 2865 6471

Attn :	Mr. Isao Someya

or such other address or facsimile number in Hong Kong as may be notified by Diamond Lease to other parties in the manner provided in this Clause 21.

21.03	Any notice or other communication to be given to ORIX Asia Limited pursuant to this Agreement shall be in writing sent to :-

Address	:	30th Floor, United Centre, 95 Queensway, Hong Kong.

Fax No.	:	(852) 2527 9688

Attn	:	Mr. Masahito Ikeda

or such other address or facsimile number in Hong Kong as may be notified by ORIX Asia Limited to other parties in the manner provided in this Clause 21.

21.04	Any notice or other communication to be given to Tokyo Leasing (Hong Kong) Limited pursuant to this Agreement shall be in writing sent to :-

Address	:	Room 1901, MassMutual Tower, 38 Gloucester Road, Wanchai, Hong Kong.

Fax No.	:	(852) 2868 1515

Attn	:	Mr. Wataru Hamanaka

or such other address or facsimile number in Hong Kong as may be notified by Tokyo Leasing (Hong Kong) Limited to other parties in the manner provided in this Clause 21.

21.05	Any notice or other communication shall be deemed to have been received when left at the addresses mentioned in Clauses 21.01, 21.02, 21.03 and 21.04 as the case may be, or (if sent by facsimile transmission) on the next working day or (if sent by pre-paid post to the said address) on the expiry of 48 hours after posting.

22.	SET OFF

22.01	Following an Event of Default, any Lender may without notice to the Borrower combine, consolidate or merge all or any of the Borrower’s accounts with, and liabilities to, that Lender and may set off or transfer any sum standing to the credit of any such accounts in or towards the satisfaction of any of the Borrower’s liabilities to that Lender under this Agreement, and may do so notwithstanding that the balances on such accounts and the liabilities may not be expressed in the same currency and each Lender is hereby authorized to effect any necessary conversion at the market rate of exchange then prevailing.

23.	ASSIGNMENT

23.01	This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors and assigns.

23.02	The Borrower may not assign or transfer all or any of its rights, benefits and obligations hereunder.

23.03	Subject to Clause 23.05, each Lender may at any time after the Drawdown Date assign or transfer to one or more bank(s) or financial institution(s) all or any part of its rights and benefits under this Agreement (including but without limitation sub-mortgage or charge of all the securities or any part thereof herein) and all covenants, agreements, representations and warranties herein contained shall survive any assignments or transfer made pursuant to this Clause 21.03 and shall inure to the benefit of any such assignee.

23.04	Subject to Clause 23.05, a Lender may disclose to a potential assignee or transferee of any rights or benefits under this Agreement proposing to enter into contractual arrangements with such Lender in relation to this Agreement such information about the Covenantors as such Lender may consider appropriate.

23.05	A Lender may only exercise its rights under Clause 23.03 with the written consent of other Lenders and may only make disclosure pursuant to Clause 23.04 following such consent. Such Lender shall after written consent having been given by other Lenders, serve on the Borrower notice informing the Borrower of its intention to assign its rights and benefit pursuant to Clause 23.03.

24.	LEGAL REPRESENTATION

24.01	The parties hereto hereby acknowledge that Messrs. Fred Kan & Co. represents only the Lenders in this Agreement and the subject matters herein. The Borrower shall seek independent legal advice in connection therewith.

25.	CURRENCY RISK

25.01	If, under any applicable law, whether as a result of a judgment against the Borrower or the liquidation of the Borrower or for any other reason, any payment under or in connection with this agreement is made or is recovered in a currency (“Other Currency”) other than that in which it is required to be paid hereunder (“Original Currency”) then, to the extent that the payment to any Lender (when converted at the rate of exchange on the date of payment or, in the case of a liquidation, the latest date for the determination of liabilities permitted by the applicable law) falls short of the amount unpaid under this Agreement, the Borrower shall as a separate and independent obligation, fully indemnify that the Lender against the amount of the shortfall; and for the purposes of this Clause “rate of exchange” means the rate at which the Lender concerned is able on the relevant date to purchase the Original Currency in Hong Kong with the Other Currency and shall incur any premiums and costs of exchange payable in connection with such purchase.

AS WITNESSES the hands of parties hereto the day and year first above written.

SIGNED by its director Johnny Tsui for and on behalf of the Borrower in the presence of :-	) ) ) ) )

WU WING KIT
Solicitor, Hong Kong SAR
Fred Kan & Co.

SIGNED by its director Hisakazu Taniguchi for and on behalf of the Diamond Lease in the presence of :-	) ) ) ) )

WU WING KIT
Solicitor, Hong Kong SAR
Fred Kan & Co.

SIGNED by its director	)	For and on behalf of
Giro Nanaka	)	ORIX Asia Limited
for and on behalf of ORIX Asia Limited in the presence of :-	) )
Authorized Signature(s)

WU WING KIT
Solicitor, Hong Kong SAR
Fred Kan & Co.

SIGNED by its director Haruo Nakamura for and on behalf of Tokyo Leasing (Hong Kong) Limited in the presence of :-	) ) ) ) ) )

WU WING KIT
Solicitor, Hong Kong SAR
Fred Kan & Co.

Schedule 1

DATED the    day of

DISPOSABLE SOFT GOODS LIMITED

as Assignor

and

DIAMOND LEASE (HONG KONG) LIMITED

ORIX ASIA LIMITED

TOKYO LEASING (HONG KONG) LIMITED

as Assignee

*************************************************************

ASSIGNMENT OF PROCUREMENT AND SUPPLY CONTRACT

*************************************************************

FRED KAN & CO.

SOLICITORS

HONG KONG

Sch1

THIS ASSIGNMENT            is made this     day of

BETWEEN :-

(1)	DISPOSABLE SOFT GOODS LIMITED , a company incorporated under the laws of Hong Kong whose registered office is situated at 17th Floor, Watson Centre, 16-22 Kung Yip Street, Kwai Chung, New Territories, Hong Kong (“Assignor”); and

(2)	The following parties (collectively “Assignees” and severally “Assignee”) :

(a)	DIAMOND LEASE (HONG KONG) LIMITED, a company incorporated under the laws of Hong Kong whose registered office is situate at Room 402 Far East Finance Centre, 16 Harcourt Road, Hong Kong;

(b)	ORIX ASIA LIMITED, a company incorporated under the laws of Hong Kong whose registered office is situate at 30th Floor, United Centre, 95 Queensway, Hong Kong; and

(c)	TOKYO LEASING (HONG KONG) LIMITED, a company incorporated under the laws of Hong Kong whose registered office is situate at Room 1901, MassMutual Tower, 38 Gloucester Road, Wanchai, Hong Kong.

WHEREAS :-

Under the terms of a loan agreement (“Loan Agreement”) of even date and made between the parties hereto in the same order, the Lenders have agreed to grant to the Assignor a term loan facility in the total amount of Japanese Yen 1,200,000,000 upon such terms and conditions as therein described (“Facility”) and it is a condition precedent of the grant of the Facility that the Assignor enter into this Assignment.

NOW IT IS AGREED as follows :-

1.	DEFINITIONS

1.01	Except where otherwise provided herein, expressions used herein shall have the same meanings as used in the Loan Agreement.

1.02	In this Assignment :

“Procurement and Supply Contract” means the procurement and supply contract dated 18 August 2003 for MegaThin Project at Shanghai PRC made between Shanghai DSG MegaThin and the Assignor (as amended by an Amendment Agreement to Procurement and Supply Contract dated 20th December 2004 made between Shanghai DSG MegaThin and the Assignor);

“Receivables” means all amounts, consideration, payment (including but without limitation deposits, premium or other down payments, if any) and

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benefit, whether in cash or in kind, present and future, receivable by or on behalf of the Assignor from time to time under the Procurement and Supply Contract and all rights and claims relating thereto and shall include the rights, benefit and entitlement to and ownership of the equipment, machinery and plant being the subject matters under the Procurement and Supply Contract;

“Shanghai DSG MegaThin” means Shanghai DSG MegaThin Company Limited, a company organized and existing under the laws of PRC.

1.03	Clause 1.02 and 1.03 of the Loan Agreement shall be deemed to be incorporated herein mutatis mutandis.

2.	ASSIGNMENT AND RIGHTS OF ASSIGNEES

2.01	As security for the payment of the Secured Indebtedness, the Assignor hereby assigns to the Assignees all its right, title, interest and benefit to and in the Receivables.

2.02	The Assignees shall be entitled to the rights, title, interest and benefit assigned pursuant to Clause 2.01 in proportion to the actual amount of their respective participation of the Facility.

3.	PROVISO FOR REDEMPTION

3.01	Upon full discharge of the Secured Indebtedness, the Assignees shall at the request and cost of the Assignor assign the subject matter of this Assignment to the Assignor or as the Assignor shall direct.

4.	FURTHER SECURITY

4.01	The Assignor will forthwith upon being required by notice in writing by the Assignees so to do, and at the sole cost and expense of the Assignor execute, sign, deliver and do all such transfers, deeds, assurances, agreements, instruments and other acts or things as (and in such form as) the Assignees may require to perfect a legal or other assignment or charge in favour of the Assignees of all or any part of the Receivables as may be specified in such notice or for vesting or enabling the Assignees to vest the same in the Assignees or the Assignees’ nominee or in any purchaser or purchasers from the Assignee or from its nominee.

4.02	The Assignor shall at any time upon the written request of the Assignees give notice of this Assignment to Shanghai DSG MegaThin or in such other form as may be required by the Assignees and shall procure that Shanghai DSG MegaThin shall pay the Receivables to the Assignees and may require the Assignor to sign such notice and if the Assignor shall not so sign, the Assignees may, pursuant to the power of attorney granted to it in Clause 7.01, sign such notice as attorney for and in the name or otherwise on behalf of the Assignor.

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4.03	The parties hereto hereby agree that particulars of this Assignment shall be registered at the Companies Registry pursuant to Section 80 of the Companies Ordinance (Cap.32 of the Laws of Hong Kong).

5.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

5.01	The Assignor hereby represents, warrants and undertakes with the Assignees as follows :-

(1)	the Assignor will not exercise any right to set off its indebtedness to Shanghai DSG MegaThin against any part of the Receivables;

(2)	no disputes or circumstances leading to any dispute have arisen in connection with the Procurement and Supply Contract and Shanghai DSG MegaThin has no claims against the Assignor under the Procurement and Supply Contract;

(3)	it will not, while this Assignment is still in full force and effect, at any time assign, charge or otherwise dispose of, or agree to assign, charge or otherwise dispose of, all or any part of the Receivables than to the Assignees under this Assignment or otherwise in accordance with the provisions hereof;

(4)	it will duly, promptly and diligently :-

(i)	perform the obligations on its part contained in the Procurement and Supply Contract;

(ii)	notify the Assignees of any default by the Assignor and/or Shanghai DSG MegaThin under the Procurement and Supply Contract; and

(iii)	institute and maintain all such proceedings as may be necessary or expedient to preserve or protect the interests of the Assignor and the Assignees in the Procurement and Supply Contract;

(5)	it will not grant or agree to any waiver or vary any terms of the Procurement and Supply Contract or release of any obligation on the part of Shanghai DSG MegaThin under the Procurement and Supply Contract without the prior written consent of the Assignees: and

(6)	upon the occurrence of any Events of Default, it will procure that Shanghai DSG MegaThin shall pay all Receivables becoming due thereafter to the Assignees to discharge the Secured Indebtedness.

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6.	ASSIGNEES NOT LIABLE TO PERFORM CONTRACTS

6.01	Notwithstanding anything herein contained, the Assignor shall remain liable under the Procurement and Supply Contract to perform all the obligations on its part to be performed thereunder and the Assignees shall not be under or required to assume any obligation or liability under the Procurement and Supply Contract by reason of this Assignment or anything arising herefrom and the Assignor shall indemnified and keep indemnified the Assignees upon demand against any such obligation or liability as aforesaid.

7.	POWER OF ATTORNEY

7.01	The Assignor by way of security irrevocably appoints each Assignee severally to be the attorney of the Assignor (with full power of substitution) and in the Assignor’s name or otherwise on its behalf and as its act and deed to sign, seal, execute, deliver, perfect and do all deeds, agreements, instruments, acts and things which may be required or which the relevant Assignee may think expedient for carrying out any obligation imposed on the Assignor hereunder or for performing any sale, transfer, charge, dealing or other transaction by the relevant Assignee or for giving to the relevant Assignee the full benefit of this Assignment or otherwise expedient in connection herewith including, but without prejudice to the generality of the above, a notice to Shanghai DSG MegaThin pursuant to Clause 4.02.

8.	BENEFIT OF ASSIGNMENT

8.1	This Assignment shall be binding upon and enure to the benefit of each Assignee and its successor(s) and assign(s) including any transferee from it.

8.2	The Assignor shall not assign or transfer all or any of its rights, benefits and obligations hereunder.

9.	ADDITIONAL CLAUSES

9.01	Clauses 15 to 25 inclusive of the Loan Agreement shall be deemed to be incorporated in this Assignment mutatis mutandis.

IN WITNESS whereof this Assignment has been entered into on the day and year first above written.

SEALED with the Common Seal	)
of the Assignor and	)
SIGNED by	)
)
in the presence of :-)

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Schedule 2

Dated the     day of

DSG INTERNATIONAL LIMITED

(“Guarantor”)

and

DIAMOND LEASE (HONG KONG) LIMITED

ORIX ASIA LIMITED

TOKYO LEASING (HONG KONG) LIMITED

(“Lender”)

GUARANTEE AND INDEMNITY

FRED KAN & CO.

SOLICITORS & NOTARIES

HONG KONG

Sch2

THIS GUARANTEE AND INDEMNITY is made this     day of

BY

DSG INTERNATIONAL LIMITED, a company incorporated under the laws of the British Virgins Islands and having its registered office at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands (“Guarantor”)

IN FAVOUR OF

(2)	The following parties (collectively “Lenders” and severally “Lender”) :

(a)	DIAMOND LEASE (HONG KONG) LIMITED, a company incorporated under the laws of Hong Kong whose registered office is situate at Room 402 Far East Finance Centre, 16 Harcourt Road, Hong Kong;

(b)	ORIX ASIA LIMITED, a company incorporated under the laws of Hong Kong whose registered office is situate at 30th Floor, United Centre, 95 Queensway, Hong Kong; and

(c)	TOKYO LEASING (HONG KONG) LIMITED, a company incorporated under the laws of Hong Kong whose registered office is situate at Room 1901, MassMutual Tower, 38 Gloucester Road, Wanchai, Hong Kong.

WHEREAS :-

Under the terms of a loan agreement (“Loan Agreement”) of even date and made between (1) Disposable Soft Goods Limited (“Borrower”) and (2) the Lenders, the Lenders have agreed to grant to the Borrower a term loan facility in the total amount of Japanese Yen 1,200,000,000 upon such terms and conditions as therein described (“Facility”) and it is a condition precedent of the grant of the Facility that the Guarantor enter into this Guarantee.

NOW THIS DEED WITNESSES and the Guarantor hereby agrees:

1	INTERPRETATION

1.1	Unless the context otherwise requires or unless otherwise defined in this Guarantee, words and expressions shall have the same respective meanings that are ascribed to them in the Loan Agreement.

1.2	In this Guarantee:

“Exchange Rate” means the rate for converting one currency into another currency which any relevant Lender determines to be prevailing in the relevant foreign exchange market at the relevant time, such determination to be conclusive on the Guarantor;

Sch2-1

“Maximum Liability” means an amount equivalent to 75% of all monies and liabilities which become due by the Covenantors to the Lenders under Clause 2.1 plus expenses of the Lenders in enforcing this Guarantee on a full indemnity basis; where liability is incurred in a currency different from the currency in which the Maximum Liability is stated and the equivalent of that liability in the currency in which the Maximum Liability is stated, calculated at the Exchange Rate, has increased since it was incurred, that increase shall be added to the Maximum Liability.

1.3	In this Guarantee:

(a)	references to this Guarantee are to this Guarantee and Indemnity;

(b)	references to this Guarantee and any provisions of this Guarantee or to any other document or agreement are to be construed as references to this Guarantee, those provisions or that document or agreement as is in force for the time being and as amended, varied, supplemental, substituted or novated from time to time;

(c)	reference to any person are to be construed to include that person’s assigns or transferees or successors in title, whether direct or indirect.

2	GUARANTEE AND INDEMNITY

2.1	The Guarantor hereby irrevocably and unconditionally guarantees to pay to the Lenders on demand, and in the currency in which the same falls due for payment, all monies and liabilities which are now or at any time hereafter shall have been advanced to, become due, owing or incurred by the Covenantors to or in favour of the Lenders under or in connection with any of the Security Documents.

2.2	The Guarantor, as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under Clause 2.1, irrevocably and unconditionally agrees to indemnify the Lenders in full on demand against all losses, costs and expenses suffered or incurred by the Lenders arising from or in connection with the Lenders’ making available any of the facilities under the Security Documents.

2.3	The liability of the Guarantor under Clause 2.1 shall not exceed and shall be limited to the Maximum Liability.

2.4	The Guarantor hereby agrees to indemnify and keep indemnified the Lenders on demand by the Lenders against all losses, costs and expenses suffered or incurred by the Lenders in relation to this Guarantee.

2.5	The obligations of the Guarantor hereunder shall be a continuing security and shall cover and secure the ultimate balance of the Secured Indebtedness from time to time.

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3	LENDERS PROTECTIONS

3.1	The Guarantor acknowledges and agrees that this Guarantee is and at all times shall be a continuing security and shall extend to cover the ultimate balance due at any time from the Borrower to the Lenders under or in respect of any of the Security Documents.

3.2	The Guarantor acknowledges and agrees that none of its liabilities under this Guarantee shall be reduced, discharged or otherwise adversely affected by:

(a)	any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which any Lender may now or hereafter have from or against any Covenantor and any other person in respect of any of the obligations and liabilities of any Covenantor and any other person under and in respect of the Security Documents; or

(b)	any act or omission by any Lender or any other person in taking up, perfecting or enforcing any security or guarantee from or against any Covenantor and any other person; or

(c)	any of the administration, insolvency, bankruptcy, liquidation, winding-up, incapacity, limitation, disability, the discharge by operation of law and any change in the constitution, name and style of any Covenantor and any other person; or

(d)	any act or omission which would not have discharged or affected the liability of the Guarantor had it been a Borrower instead of guarantor or indemnitor or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge the Guarantor or otherwise reduce or extinguish its liability under this Guarantee; or

(e)	the enforcement or absence of enforcement of any provision of the Security Documents; or

(f)	the illegality, invalidity or unenforceability of any defect in any provision of the Security Documents or any of the obligations of any Covenantor thereunder; or

(g)	any party to any of the Security Documents not being bound by any of the same by reasons of failure to execute the same or otherwise.

3.3	(a) The obligations and liabilities expressed to be undertaken by the Guarantor under this Guarantee are those of primary obligor and not merely as a surety.

(b)	A Lender shall not be obliged before taking steps to enforce any of its rights and remedies under this Guarantee to take any action or obtain judgment against any Covenantor and any other person.

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3.4	The Guarantor warrants to the Lenders that it has not taken or received, and agrees not to take, exercise or receive the benefit of any security or other right or benefit from or against any Covenantor and any other person in respect of any liability of or payment by the Guarantor under this Guarantee or otherwise in connection with this Guarantee.

3.5	The Guarantor waives all rights of subrogation and agrees not to demand or accept repayment in whole or in part of any loans or advances then or thereafter due to the Guarantor from any of the Covenantors or to demand or accept any security in respect thereof or to assign the same or charge the same as security or to take any step to enforce any right against any of the Covenantors or to claim any set-off or counterclaim against any of the Covenantors or to claim for composition with any Lender or have the benefit of any share in any payment or composition from any of the Covenantors or in any guarantee or security now or hereafter held by any Lender.

3.6	The Guarantor declares that it has received no security for giving this Guarantee and Indemnity and agrees that should any such security be created while any Secured Indebtedness remains undischarged, any such security shall, unless otherwise agreed by the Lenders be held as security for the obligations of the Guarantor hereunder and shall forthwith be deposited with the Lenders accordingly. The Guarantor agrees that if default is made in observing the preceding provisions of this Clause 3.6, any security taken in contravention and all moneys at any time received in respect thereof shall be held in trust for the Lenders as security for the liability of the Guarantor to the Lenders hereunder.

3.7	The Lenders shall be entitled to the rights under this Guarantee in proportion to the actual amount of their respective participation of the Facility.

4	REPRESENTATIONS AND WARRANTIES

4.1	The Guarantor represents and warrants to the Lenders jointly and each of them severally that:-

(a)	it is duly incorporated, in good standing and validly existing with its registered office at the address indicated above, is duly qualified and registered to do business and has full power, authority (corporate and otherwise) and legal right to own its assets and to carry on the business in which it is engaged;

(b)	it has full power, authority (corporate and otherwise) and legal right to engage in the transactions contemplated by this Guarantee and to enter into and to exercise its rights and perform all its obligations under this Guarantee and has taken or obtained all necessary corporate and other action to authorize the execution and delivery thereof and the performance of all its obligations hereunder;

(c)	this Guarantee constitutes valid and binding obligations on the Guarantor enforceable in accordance with its respective terms;

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(d)	the obligations of the Guarantor under this Guarantee are, or when incurred will be, direct, unconditional, irrevocable and general obligations of the Guarantor and rank and will rank at least pari passu with all other direct or contingent unsecured liabilities of the Guarantor;

(e)	neither the execution and delivery of this Guarantee nor the performance or observance by the Guarantor of any of its obligation or the exercise of any of its rights thereunder will:-

(i)	conflict with any law or regulation, order or authorization or any agreement or other instrument or any obligation or duty applicable to the Guarantor or any of its assets: or revenues; or

(ii)	cause any limitation on any power of the Guarantor (whether imposed by its memorandum or articles of association or any law or regulation, order, agreement, instrument or otherwise) or upon the power of its board of directors to exercise any such power or any other limitation affecting the Guarantor to be exceeded;

(f)	all authorizations required from any governmental or other authority or from any shareholders or creditors of the Guarantor (other than the Lenders) necessary for or in connection with the execution, delivery, performance, validity and enforceability of this Guarantee and all other documents and instruments to be delivered pursuant thereto, and all such authorizations necessary for or in connection with the execution, validity, performance and implementation of the Guarantee have been obtained and are in full force and effect;

(g)	no litigation, arbitration or administrative proceeding before or of any court, tribunal, arbitrator or governmental authority is presently taking place, pending or to its knowledge (having made all reasonable enquiries) threatened against the Guarantor, or any of its properties or assets which would be material in relation to the validity, performance and implementation of this Guarantee;

(h)	all information provided or to be provided by the Guarantor to any Lender shall be true and correct.

5	SUSPENSE ACCOUNT

Each Lender may place to the credit of a suspense account any monies received under or in connection with this Guarantee and may, at any time, apply any of such monies in or towards satisfaction of any of the Guarantor’s liabilities under Clause 2.1 as such Lender, in its absolute discretion, may from time to time determine.

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6	APPROPRIATION

The Guarantor shall not direct the application by any Lender of any sums received by such Lender from the Guarantor under this Guarantee.

7	NEW ACCOUNTS

(a)	If this Guarantee ceases to be continuing for any reason whatsoever, then any Lender may open a new account or accounts in the name of the Borrower.

(b)	If any Lender does not open a new account or accounts pursuant to clause 7(a), it shall nevertheless be treated as if it had done so at the time that this Guarantee ceases to be continuing (whether by determination, calling in, demand or otherwise) in relation to the Borrower.

(c)	As from that time, all payments made to any Lender by or on behalf of the Borrower shall be credited or be treated as having been credited to the new account or accounts and shall not operate to reduce the amount for which this Guarantee is available at that time nor shall the liability of the Guarantor under this Guarantee in any manner be reduced or affected by any subsequent transactions, receipts or payments into or out of any such accounts.

8	DISCHARGE TO BE CONDITIONAL

Any release, discharge or settlement between the Guarantor and any Lender in relation to this Guarantee shall be conditional upon no right, security, disposition or payment to such Lender by any Covenantor and any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, the protection of creditors or insolvency or for any other reason.

If any such right, security, disposition or payment is void or at any time so set aside or ordered to be refunded, the Lenders shall be entitled subsequently to enforce this Guarantee against the Guarantor as if such release, discharge or settlement had not occurred and any such security, disposition, or payment had not been made.

9	PAYMENT AND TAXES

(a)	All sums payable by the Guarantor under this Guarantee shall be paid to the Lenders in full without;

(i)	any set-off, condition or counterclaim whatsoever; and

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(ii)	free and clear of any deduction or withholding whatsoever save only as may be required by law or regulation which in either case is binding on it.

(b)	If any deduction or withholding is required by any law, practice or regulation (whether or not such practice or regulation has the force of law) in respect of any payment due from the Guarantor under this Guarantee or is in any event made, the relative sum payable by the Guarantor shall be increased so that, after making the minimum deduction or withholding so required, the Guarantor shall pay to the Lenders and the Lenders shall receive and be entitled to retain on the due date for payment a net sum at least equal to the sum which it would have received had no such deduction or withholding been required to be, or had in fact been, made.

10	DEMANDS AND NOTIFICATIONS BINDING

Any demand, notification or certificate given by any Lender specifying amounts due and payable under or in connection with any of the provisions of this Guarantee shall, in the absence of manifest error, be conclusive and binding on the Guarantor.

11	COSTS

The Guarantor shall, on demand by the Lenders and on a full indemnity basis, pay to each Lender the amount of all costs and expenses which such Lender incurs under or in connection with this Guarantee including costs of enforcing this Guarantee.

12	SET-OFF

Any Lender may, without notice to the Guarantor, apply any credit balance which is at any time held by any office or branch of such Lender for the account of the Guarantor in or towards satisfaction of any sum then due and payable from the Guarantor under this Guarantee.

13	ASSIGNMENT

13.1	Subject to Clause 13.3, each Lender may at any time after the Drawdown Date assign or transfer to one or more bank(s) or financial institution(s) all or any part of its rights and benefits under this Guarantee and all covenants, agreements, representations and warranties herein contained shall survive any assignments or transfer made pursuant to this Clause 13.1 and shall inure to the benefit of any such assignee.

13.2	Subject to Clause 13.3, a Lender may disclose to a potential assignee or transferee of any rights or benefits under this Guarantee proposing to enter into contractual arrangements with such Lender in relation to this Guarantee such information about the Covenantors as such Lender may consider appropriate.

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13.3	A Lender may only exercise its rights under Clause 13.1 with the written consent of other Lenders and may only make disclosure pursuant to Clause 13.2 following such consent. Such Lender shall after written consent having been given by other Lenders, serve on the Guarantor notice informing the Guarantor of its intention to assign its rights and benefit pursuant to Clause 13.1.

14.	INDULGENCE

The security herein and the rights of any Lender hereunder shall not be discharged or in any way affected by any time, indulgence, waiver or consent at any time given to any Covenantor or any other person.

15	COMMUNICATIONS

Any demand or notice under this Guarantee shall be in writing signed by an officer or agent of the relevant Lender and (without prejudice to any other effective means of serving it) may be served on the Guarantor personally or by post and either by delivering it to any officer of the Guarantor at any place or by dispatching it addressed to the Guarantor at the Guarantor’s registered or principal office for the time being or a place of business of the Guarantor last known to such Lender. Any such demand or notice delivered personally shall be deemed to have been received immediately upon delivery. Any such deemed or notice sent by post shall be deemed to have been received at the opening of business in the intended places of receipt on the day following the day on which it was posted, even if returned undelivered.

16	PROCESS AGENT

16.1	The Guarantor hereby irrevocably appoints the Borrower as its agent for the service of process in Hong Kong in relation to any matter arising out of this Guarantee, service upon whom shall be deemed completed whether or not forwarded to or received by the aforesaid party. The Guarantor shall inform the Lenders in writing of any change in the address of the process agent within 28 days. If such process agent ceases to be able to act as such or have an address in Hong Kong, the Guarantor agrees to appoint a new process agent in Hong Kong and deliver to the Lenders within 28 days a copy of a written acceptance of appointment by the process agent, upon receipt of which such new appointment shall become effective for the purpose of this Guarantee.

16.2	Nothing in this Guarantee shall affect the right to serve process in any other manner permitted by law.

17	LAW AND JURISDICTION

17.1	This Guarantee is governed by and shall be construed in accordance with Hong Kong law.

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17.2	The Guarantor irrevocably agrees that the courts of Hong Kong are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

17.3	The Guarantor irrevocably submits to the jurisdiction of such courts and waive any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

18.	ADDITIONAL CLAUSES

18.1	Clauses 15 to 25 inclusive of the Loan Agreement shall be deemed to be incorporated in this Guarantee mutatis mutandis.

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guarantee as a Deed on the date first written above.

SEALED with the Common Seal of	)
DSG INTERNATIONAL LIMITED	)
and SIGNED by	)
)
in the presence of:-)

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Schedule 3

NOTICE OF DRAWING

FROM	:	Disposable Soft Goods Limited

TO	:	Diamond Lease (Hong Kong) Limited ORIX Asia Limited Tokyo Leasing (Hong Kong) Limited

Dear Sirs,

Loan Agreement dated 20th December 2004

Loan facility to the aggregate extent of JPY 1,200,000,000

We refer to the above Loan Agreement (“Agreement”). Terms and expressions defined in the Agreement have the same meanings in this notice.

We hereby :-

(a)	give you irrevocable notice that we wish to make a Drawing of JPY1,200,000,000 on 29th December 2004 subject to the terms of the Agreement;

(b)	request you to remit and advance the Drawing in the manner set out in Clause 2.05 of the Loan Agreement and hereby direct that the payment to be made Toyo Engineering pursuant to Clause 2.05(b) of the Agreement shall be made to the following bank account:

Receiving Bank:	UFJ Bank Limited Tokyo Main Office
1-1 Otemachi 1-Chome, Chiyoda-ku,
Tokyo 100-8114, Japan
Account No.:	Current 1646

(c)	agree that the Facility shall be deemed to have been fully drawn by us upon application by Diamond Lease of the Drawing in the manner set out in the said Clause 2.05.

We confirm that :

(i)	the representations and warranties given by us under the Agreement and any agreement(s) supplemental thereto will be true, correct and fully observed on the proposed day of drawdown and are now true and accurate; and

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(ii)	no Event of Default or Potential Default has occurred and is continuing.

For and on behalf of Disposable Soft Goods Limited

by:
Authorised Signatory

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Schedule 4

Name of Lender	Maximum amount of participation in the Facility
Diamond Lease (Hong Kong) Ltd.	JPY480,000,000.00

ORIX Asia Ltd.	JPY360,000,000.00

Tokyo Leasing (Hong Kong) Ltd.	JPY360,000,000.00

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